                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                                       FORM 15

            Certification and Notice of Termination of Registration under
               Section 12(g) of the Securities Exchange Act of 1934 or
           Suspension of Duty to File Reports Under Section 13 and 15(d) of
                         the Securities Exchange Act of 1934

                            Commission File Number 0-4707
                            Beverly Bancorporation, Inc.
         --------------------------------------------------------------------
                (Exact name of registrant as specified in its charter)

                                 16345 S. Harlem Ave.
                                       Suite 3E
                                Tinley Park, IL 60477
                                    (708) 614-5070
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        COMMON STOCK, $.01 PAR VALUE PER SHARE
               (Title of each class of securities covered by this Form)

                                         NONE
        ---------------------------------------------------------------------

(Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [ X ]          Rule 12h-3(b)(1)(ii)     [   ]
    Rule 12g-4(a)(1)(ii)     [   ]          Rule 12h-3(b)(2)(i)      [   ]
    Rule 12g-4(a)(2)(i)      [   ]          Rule 12h-3(b)(2)(ii)     [   ]
    Rule 12g-4(a)(2)(ii)     [   ]          Rule 15d-6               [   ]
    Rule 12h-3(b)(1)(i)      [ X ]

           Approximate number of holders of record as of the certification or notice date:  1

    Pursuant to the requirements of the Securities Exchange Act of 1934, Beverly Bancorporation, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    July 1, 1998                       By:  /s/ Jeffrey M. Voss
                                                 --------------------------
                                                 Jeffrey M. Voss
                                                 Executive Vice President

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.